Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of Rare Element Resources Ltd. (the “Company”) of our report dated March 17, 2020, except for Note 2, which is dated March 26, 2021, with respect to the consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of operations, shareholders’ equity, and cash flows of the Company for the year ended December 31, 2019, which report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in such Registration Statement.

Plante & Moran, PLLC

Denver, Colorado

May 7, 2021